EXHIBIT 99.1

September 14, 2026

Pharma-Bio Serv Announces Results for the Quarter Ended July 31, 2026

DORADO, PR / ACCESS Newswire / September 14, 2026 / Pharma-Bio Serv, Inc. (“Pharma-Bio Serv” or the “Company”) (OTCQB:PBSV), a compliance, project management and technology transfer support consulting firm today announced that revenues for the three and nine months ended July 31, 2026 were approximately $2.3 million and $7.3 million, respectively, representing increases of approximately $0.4 million and $0.5 million compared to the same periods last year.

For the three and nine months ended July 31, 2026, the Company reported a net loss of $14 thousand and net income of approximately $252 thousand, respectively, representing improvements of approximately $190 thousand and $352 thousand, respectively, compared with the corresponding periods of the prior year.

“Our Q3 results demonstrate the strength of our client relationships and the value of our specialized regulatory and compliance capabilities. By sharpening our focus on markets where our expertise creates a distinct competitive advantage and continuing to drive operating efficiencies, we meaningfully improved our financial performance. We remain confident in our ability to build on this progress and carry that momentum through the final quarter of the year,” said Victor Sanchez, Chief Executive Officer.

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv provides services to the pharmaceutical, biotechnology, chemical, medical device, cosmetic, food and allied products industries to Puerto Rico, United States, Europe and Brazil markets. Pharma-Bio Serv's core business is FDA and international agencies regulatory compliance consulting related services. The Company's global team includes leading engineering and life science professionals, quality assurance managers and directors.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this earnings announcement. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this earnings announcement, forward-looking statements are inherently subject to significant business risks, economic uncertainties, and competitive uncertainties, and other factors, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the “Risk Factors” section of Pharma-Bio Serv's Annual Report on Form 10-K for the year ended October 31, 2025, and in its other filings with the Securities and Exchange Commission, which filings are available at www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Company Contact:

Pedro J. Lasanta

Chief Financial Officer

787-278-2709

SOURCE: Pharma-Bio Serv, Inc.